Term sheet No. 607J To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, and product supplement J dated June 27, 2008	Registration Statement No. 333-137902 Dated February 6, 2009; Rule 433
Deutsche Bank AG, London Branch
Capped Buffered Underlying Securities (BUyS) Linked to the ProShares UltraShort 20+ Year Treasury Fund due August 27*, 2010
General
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Capped Buffered Underlying Securities (BUyS) Linked to the ProShares UltraShort 20+ Year Treasury Fund (the “Fund”) due August 27*, 2010 (the “BUyS”) are designed for investors who seek a return of 150.00% of the appreciation, if any, of the Fund at maturity, up to a Fund Return Cap (as defined below) of between 16.00% and 20.00% (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the BUyS and to lose up to 90.00% of their initial investment, subject to the credit of the Issuer, if the Fund declines.

•	Senior unsecured obligations of Deutsche Bank AG due on or about August 27*, 2010.
•	Denominations of $1,000 and minimum initial investments of $1,000.
•	The BUyS are expected to price on or about February 24*, 2009 and are expected to settle three business days later on or about February 27*, 2009 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch.
Rating:
Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of A+ to notes, such as the BUyS offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Fund:	ProShares UltraShort 20+ Year Treasury Fund
Issue Price:	100% of the face amount.

Payment at Maturity:
•      If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 face amount of BUyS that provides you with a return on your investment equal to the Fund Return, subject to the Fund Return Cap,  multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Fund Return x Participation Rate)
• If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount.

•       If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your BUyS for every 1% that the Final Level declines from the Initial Level beyond the Buffer Level. Accordingly, if the Final Level declines from the Initial Level beyond the Buffer Level, your payment at maturity per $1,000 face amount will be calculated as follows:
$1,000 + [$1,000 × (Fund Return + Buffer Level)]

If the Final Level declines from the Initial Level by more than the Buffer Level, you could lose up to $900.00 per $1,000 face amount of BUyS.
Fund Return:	Subject to the Fund Return Cap, the Fund Return, expressed as a percentage, will equal: Final Level – Initial Level Initial Level
Initial Level:	The Fund closing level (expressed as the closing price per share of the Fund) on the Trade Date.
Final Level:	The Fund closing level (expressed as the closing price per share of the Fund) on the Final Valuation Date times the Share Adjustment Factor.
Buffer Level:	10.00%
Participation Rate:	150.00% upside participation
Fund Return Cap:	16.00% – 20.00% (to be determined on the Trade Date)
Maximum Return:	24.00% – 30.00% (equal to the Participation Rate multiplied by the Fund Return Cap, which will be determined on the Trade Date)
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	February 24*, 2009
Final Valuation Date:	August 24*, 2010, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Maturity Date:	August 27*, 2010, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A0 YT 4
ISIN:	US2515A0YT41
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the BUyS remains the same.
†
A credit rating is not a recommendation to buy, sell, or hold the BUyS, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating.  Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program Series A does not enhance, affect or address the likely performance of the BUyS other than the ability of the Issuer to meet its obligations.

Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The BUyS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  The BUyS are not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these BUyS are a part, and the more detailed information contained in product supplement J dated June 27, 2008.  You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement J dated June 27, 2008:
http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Fund?

The table below illustrates the payment at maturity per BUyS face amount for a hypothetical range of performance for the Fund from -100.00% to +100.00% and assumes a Participation Rate of 150.00%, a Buffer Level of 10.00%, a Fund Return Cap of 18.00%, a Maximum Return of 27.00% and an Initial Level of 48.00 (the actual Fund Return Cap, Maximum Return and Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Percentage Change in Fund	Fund Return (%)	Payment at Maturity ($)	Return on BUyS (%)
96.00	100.00%	18.00%	$1,270.00	27.00%
84.00	75.00%	18.00%	$1,270.00	27.00%
72.00	50.00%	18.00%	$1,270.00	27.00%
67.20	40.00%	18.00%	$1,270.00	27.00%
60.00	25.00%	18.00%	$1,270.00	27.00%
56.64	18.00%	18.00%	$1,270.00	27.00%
52.80	10.00%	10.00%	$1,150.00	15.00%
48.96	2.00%	2.00%	$1,030.00	3.00%
48.48	1.00%	1.00%	$1,015.00	1.50%
48.00	0.00%	0.00%	$1,000.00	0.00%
47.52	-1.00%	-1.00%	$1,000.00	0.00%
47.04	-2.00%	-2.00%	$1,000.00	0.00%
43.20	-10.00%	-10.00%	$1,000.00	0.00%
40.80	-15.00%	-15.00%	$950.00	-5.00%
38.40	-20.00%	-20.00%	$900.00	-10.00%
33.60	-30.00%	-30.00%	$800.00	-20.00%
24.00	-50.00%	-50.00%	$600.00	-40.00%
12.00	-75.00%	-75.00%	$350.00	-65.00%
0.00	-100.00%	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Fund increases from the Initial Level of 48.00 to the Final Level of 52.80. Because the Fund percentage change of 10% is less than the Fund Return Cap of 18.00%, the investor receives a payment at maturity of $1,150.00 per BUyS face amount calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 x 10.00% x 150.00%) = $1,150.00

Example 2: The level of the Fund increases from the Initial Level of 48.00 to the Final Level of 60.00. Because the Fund percentage change of 25% is greater than the Fund Return Cap of 18.00%, the investor receives a payment at maturity of $1,270.00 per BUyS face amount, the maximum payment on the BUyS.

Payment at maturity = $1,000.00 + ($1,000.00 x 18.00% x 150.00%) = $1,270.00

Example 3: The level of the Fund declines from the Initial Level of 48.00 to the Final Level of 47.04. Because the 2% decline in the Fund from the Initial Level of 48.00 to the Final Level of 47.04 does not exceed the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000.00 per BUyS face amount.

Payment at maturity = $1,000.00

Example 4: The level of the Fund declines from the Initial Level of 48.00 to the Final Level of 33.60.  Because the 30% decline in the Fund from the Initial Level of 48.00 to the Final Level of 33.60 exceeds the Buffer Level of 10.00%, the investor receives a payment at maturity of $800.00 per BUyS face amount calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x (-30.00% + 10.00%)] = $800.00

Example 5: The level of the Fund declines from the Initial Level of 48.00 to the Final Level of 0. Because the decline in the Fund from the Initial Level of 48.00 to the Final Level of 0 exceeds the Buffer Level of 10.00%, the investor receives a payment at maturity of $100.00 per BUyS face amount calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 10.00%)] = $100.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED – You will not benefit from any appreciation of the Fund beyond the Fund Return Cap of between 16.00% and 20.00% (to be determined on the Trade Date), and therefore the maximum payment you can receive is between $1,240.00 and $1,300.00 (to be determined on the Trade Date) for each $1,000 face amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your BUyS is protected against a decline in the Final Level, as compared to the Initial Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such decline is more than the Buffer Level of 10.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the face amount of your BUyS. For example, a Fund Return of -20.00% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE PROSHARES ULTRASHORT 20+ YEAR TREASURY FUND – The return on the BUyS is linked to the performance of the Fund. The Fund is an exchange-traded fund maintained and managed by ProShares Trust. ProShare Advisors is the investment advisor to the Fund. The Fund seeks daily investment results, before fees and expenses and interest income earned on cash and financial instruments, that correspond to twice (200%) the inverse (opposite) of the daily performance of the Barclays Capital 20+ Year U.S. Treasury Index (the “Index”). If the Fund is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, before fees and expenses and interest income earned on cash and financial instruments, as any decrease in the Index when the Index declines on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, before fees and expenses and interest income earned on cash and financial instruments, as any increase in the Index when the Index rises on a given day. The Fund does not seek to achieve its stated investment objective over a period of time greater than one day. The Fund trades on the NYSE under the ticker symbol “TBT.” This section is a summary only of the ProShares UltraShort 20+ Year Treasury Fund. For more information on the ProShares UltraShort 20+ Year Treasury Fund, see the information set forth under “The ProShares UltraShort 20+ Year Treasury Fund” in this term sheet. For more information on the Barclays Capital 20+ Year U.S. Treasury Index, see the information set forth under “The Barclays Capital 20+ Year U.S. Treasury Index” in this term sheet.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled "Certain U.S. Federal Income Tax Consequences." Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your BUyS, other than pursuant to a sale or exchange, and your gain or loss on the BUyS should be long-term capital gain or loss if you hold the BUyS for more than one year, subject to the potential application of the "constructive ownership" regime discussed below. If, however, the Internal Revenue Service (the "IRS") were successful in asserting an alternative treatment for the BUyS, the timing and/or character of income on the BUyS might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as subject to the "constructive ownership" regime of Section 1260 of the Internal Revenue Code of 1986, as amended (the "Code"). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain" (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the BUyS sold, exchanged or retired in shares of the Fund on the issue date and sold those shares for their fair market value on the date your BUyS are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the term you held the BUyS in question, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

On December 7, 2007, the Department of the Treasury ("Treasury") and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled "Taxation by Germany of Non-Resident Holders."

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the BUyS (including possible alternative treatments, the potential application of the "constructive ownership" regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Fund or in any of the components of the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS – The BUyS do not guarantee any return of your initial investment in excess of $100.00 per $1,000 BUyS face amount. The return on the BUyS at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the Buffer Level. Accordingly, you could lose up to $900.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE MAXIMUM RETURN – As a holder of the BUyS, you will not benefit from any appreciation of the Fund beyond the Fund Return Cap of between 16.00% and 20.00% (to be determined on the Trade Date). Consequently, the BUyS are subject to a Maximum Return of between 24.00% and 30.00% (to be determined on the Trade Date) and your payment at maturity will be limited to a maximum payment of between  $1,240.00 and $1,300.00 for each $1,000 face amount of BUyS you hold, regardless of any further appreciation of the Fund, which may be significant.

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THE FUND CARRIES LEVERAGED EXPOSURE – The Fund moves on a leveraged basis in the opposite direction of U.S. Treasury prices, as reflected in the Index. For example if U.S. Treasury prices increase 1% as reflected in the Index, then the Fund is expected to decrease by 2% (before fees, expenses and interest income) . As such, the BUyS carry the risk that increases in the Index will be reflected by decreases in the Fund on a leveraged basis.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this term sheet is based on the full face amount of your BUyS, the original issue price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Therefore, the market value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price.  The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions.  The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities underlying the Fund or holders of shares of the Fund would have.

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THE BUYS ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the BUyS. The payment at maturity on the BUyS is subject to our creditworthiness.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE FUND TO WHICH THE BUYS ARE LINKED OR THE MARKET VALUE OF THE BUYS – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and the Fund to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS – We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS – In addition to the level of the Fund on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to maturity of the BUyS;

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the dividend rate on the securities held by the Fund (while not paid to holders of the BUyS, dividend payments on the securities held by the Fund may influence the market price of the shares of the Fund and the market value of options on exchange traded fund shares and, therefore, affect the value of the BUyS);

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component securities underlying the Fund;

•	interest and yield rates in the market generally and in the markets of the component securities underlying the Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Fund and any changes to the component securities underlying it;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND – We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Fund or the component securities underlying the Index or any of the issuers of the component securities held by the Fund or underlying the Index. You, as an investor in the BUyS, should make your own investigation into the component securities held by the Fund or underlying the Index and the issuers of the component securities held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index are involved in this offering of your BUyS in any way and none of them has any obligation of any sort with respect to your BUyS. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your BUyS.

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THE PERFORMANCE OF THE FUND MAY NOT CORRELATE TO TWO TIMES THE INVERSE OF THE PERFORMANCE OF ITS UNDERLYING INDEX – The Fund uses aggressive investment techniques, including the use of futures contracts, options on futures contracts, securities and indexes, forward contracts, swap agreements and similar instruments and seeks to generate returns that correspond to twice (200%) of the inverse of the daily performance of the Index. The Fund does not seek to achieve its stated investment objective over a period of time greater than one day. The Fund’s investment in financial instruments may involve a small investment relative to the amount of investment exposure assumed and may result in losses exceeding the amounts invested. Accordingly, the performance of the Fund is likely, over time, to diverge from the index it seeks to track. A lack of correlation with the underlying index is especially likely during periods of volatility in the underlying index.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Fund, the Index or of the component securities held by the Fund over the life of the BUyS, as well as the amount payable at maturity, may bear little relation to the historical levels of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund, of the Index or of the component securities held by the Fund.

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THE FUND HAS LIMITED PERFORMANCE HISTORY – Publication of the Fund began on May 1, 2008. Therefore, it has very limited performance history and no actual investment which allowed tracking of the performance of the Fund was possible before this date.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A BUYS ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as subject to the "constructive ownership" regime of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant yield over the period you held the BUyS. As described above under "Certain Tax Consequences," on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled "Certain U.S. Federal Income Tax Consequences," and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the "constructive ownership" regime,  and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Fund, which utilizes a leveraged short strategy;

•	You are willing to invest in the BUyS based on the Participation Rate, indicated Fund Return Cap (the actual Fund Return Cap will be set on the Trade Date) and Buffer Level;

•	You are willing to lose up to 90.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Fund, which utilizes a leveraged short strategy;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

ProShares UltraShort 20+ Year Treasury Fund

We obtained all information contained in this term sheet regarding the ProShares UltraShort 20+ Year Treasury (the “Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. That information reflects the policies of, and is subject to change by, ProShares Trust (“ProShares”) and ProShare Advisors LLC (“ProShare Advisors”). The Fund is an investment portfolio maintained and managed by ProShares. ProShare Advisors is the investment advisor to the Fund. The Fund is an ETF that trades on the NYSE under the ticker symbol “TBT.”

ProShares Trust is a registered investment company organized as a Delaware statutory trust that consists of separate exchange-traded funds, including the Fund. Information provided to or filed with the SEC by ProShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-89822 and 811-21114, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding ProShares, ProShares Advisors and the Fund, please see the Prospectus, dated October 1, 2008 (as supplemented on December 1, 2008). In addition, information about ProShares and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the ProShares website at www.proshares.com. Information contained in the ProShares website is not incorporated by reference in, and should not be considered a part of this term sheet.

Investment Objective

The Fund seeks daily investment results, before fees and expenses and interest income earned on cash and financial instruments, that correspond to twice (200%) the inverse (opposite) of the daily performance of the Barclays Capital 20+ Year U.S. Treasury Index (the “Index”).

If the Fund is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, before fees and expenses and interest income earned on cash and financial instruments, as any decrease in the Index when the Index declines on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, before fees and expenses and interest income earned on cash and financial instruments, as any increase in the Index when the Index rises on a given day.

The Fund does not seek to achieve its stated investment objective over a period of time greater than one day. The Fund’s investment objective is non-fundamental, meaning it may be changed by the Board of Trustees of ProShares Trust without the approval of Fund shareholders. The Fund reserves the right to substitute a different index or security for the index underlying its benchmark.

Principal Investment Strategies

The Fund’s principal investment strategies include:

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Taking positions in financial instruments (including derivatives) that ProShare Advisors believes, in combination, should have similar daily return characteristics as twice (200%) the inverse of the Index.

•	Committing at least 80% of its net assets, including any borrowings for investment purposes, to investments that, in combination, have economic characteristics that are inverse to those of the Index.

•	Employing leveraged investment techniques in seeking its investment objective.

•	Investing assets not invested in financial instruments in debt instruments and/or money market instruments.

The information above was compiled from the ProShares website. Information contained in the ProShares website is not incorporated by reference in, and should not be considered a part of this term sheet.

License Agreement with ProShares

We have entered into an agreement with ProShares providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Fund, which is owned and published by ProShares, in connection with certain securities, including the BUyS. PROSHARES HAS LICENSED CERTAIN TRADEMARKS AND TRADE NAMES OF PROSHARES TO DEUTSCHE BANK AG. THE BUyS ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY PROSHARES. PROSHARES MAKES NO REPRESENTATIONS OR WARRANTIES TO THE OWNERS OF THE BUyS OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE BUyS. PROSHARES HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE OPERATION, MARKETING, TRADING OR SALE OF THE BUyS.

The Barclays Capital 20+ Year U.S. Treasury Index

We have derived all information contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Barclays Capital Inc. (“BCI”). The Index is calculated, maintained and published by BCI.

The Index seeks to approximate the total rate of return of the long-term sector of the United States Treasury market. The Index includes all publicly issued U.S. Treasury securities that meet the index criteria. The U.S. Treasury securities must have a remaining maturity greater than 20 years, be non-convertible, be denominated in U.S. dollars, be rated investment grade (at least Baa3 by Moody’s Investors Service or BBB- by S&P), be fixed rate, and have greater than $250 million par outstanding. The Index is weighted by the relative market value of all securities meeting the index criteria. Certain special issues are excluded from the Index, including flower bonds, targeted investor notes, U.S. Treasury inflation protected securities, state and local government series bonds, and coupon issues that have been stripped from assets already included.

Top Index Constituents as of December 31, 2008

Company	Percentage of Total Holdings
U.S. Treasury Bonds, 2/15/2036, 4.5%	16.90%
U.S. Treasury Bonds, 5/15/2038, 4.5%	14.36%
U.S. Treasury Bonds, 5/15/2030, 6.25%	11.92%
U.S. Treasury Bonds, 2/15/2031, 5.375%	11.10%
U.S. Treasury Bonds, 5/15/2037, 5%	10.65%
U.S. Treasury Bonds, 2/15/2038, 4.375%	10.63%
U.S. Treasury Bonds, 2/15/2037, 4.75%	10.33%
U.S. Treasury Bonds, 8/15/2029, 6.125%	7.18%
U.S. Treasury Bonds, 2/15/2029, 5.25%	6.94%

License Agreement with BCI

We have entered into an agreement with BCI providing us and certain of our affiliates or subsidiaries identified in that agreement with non-exclusive license and, for a fee, with the right to use the Index, which is owned and published by BCI, in connection with certain securities, including the BUyS.

The BUyS are not sponsored, endorsed, sold or promoted by BCI. BCI makes no representation or warranty, express or implied, to the owners of the BUyS or any member of the public regarding the advisability of investing in securities generally or in the BUyS particularly. BCI’s only relationship to the Deutsche Bank AG is the licensing of certain trademarks, trade names and service marks of BCI and of the Index, which is determined, composed and calculated by BCI without regarding to Deutsche Bank AG or the BUyS. BCI has no obligation to take the needs of Deutsche Bank AG or the owners of the BUyS into consideration in determining, composing or calculating the Index. BCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the BUyS to be issued or in the determination or calculation of the equation by which the BUyS are to be converted into cash. BCI has no obligation or liability in connection with the administration, marketing or trading of the BUyS.

BCI DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND BCI SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. BCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, OWNERS OF THE BUYS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. BCI MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BCI HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN BCI AND DEUTSCHE BANK AG.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily Fund closing levels from May 1, 2008 through February 4, 2009. Publication of the Fund began on May 1, 2008, and thus it has a limited performance history. The Fund closing level on February 4, 2009 was 48.48.  We obtained the Fund closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Fund. We cannot give you assurance that the performance of the Fund will result in the return of your initial investment in excess of the Buffer Level.

Historical Performance of the ProShares UltraShort 20+ Year Treasury Fund

Supplemental Underwriting Information

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the BUyS. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 BUyS face amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 BUyS face amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in the BUyS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the BUyS are to be issued more than three business days after the Trade Date.